GAP INC. REPORTS MARCH SALES DOWN 12 PERCENT; COMPARABLE STORE SALES DOWN 18 PERCENT

SAN FRANCISCO - April 10, 2008 - Gap Inc. (NYSE: GPS) today reported net sales of $1.37 billion for the five-week period ended April 5, 2008, which represents a 12 percent decrease compared with net sales of $1.55 billion for the same period ended April 7, 2007. The company's comparable store sales for March 2008 decreased 18 percent compared with a 6 percent increase for March 2007.

Comparable store sales by division for March 2008 were as follows:

  Gap North America: negative 14 percent versus positive 4 percent last year
  Banana Republic North America: negative 8 percent versus positive 8 percent last year
  Old Navy North America: negative 27 percent versus positive 10 percent last year
  International: negative 3 percent versus negative 5 percent last year

"Overall March traffic and sales results across our brands were disappointing, particularly at Old Navy," said Sabrina Simmons, chief financial officer of Gap Inc. "With our continued inventory discipline across the brands, we delivered merchandise margins above last year. As we execute our strategy of delivering healthier earnings through improved margins and cost management, we remain comfortable with our previously communicated 2008 annual earnings per share guidance of $1.20-$1.27."

Year-to-date net sales of $2.28 billion for the nine weeks ended April 5, 2008, decreased 7 percent compared with net sales of $2.46 billion for the nine weeks ended April 7, 2007. The company's year-to-date comparable store sales decreased 13 percent compared with a 2 percent increase in the prior year.

The company reiterated that it expects diluted earnings per share of $1.20 to $1.27 for fiscal year 2008.

For more detailed information regarding the company's March 2008 sales, please call 1-800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

April Sales

The company will report April sales on May 8, 2008.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) inventory levels entering April 2008 and (ii) diluted earnings per share for fiscal year 2008.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company's IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company's supply chain or operations; the risk that the company's efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company's third party vendors, including a failure to comply with our code of vendor conduct, could have a negative impact on the company's reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Form 10-K for the fiscal year ended February 2, 2008.

These forward-looking statements are based on information as of April 10, 2008, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.'s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798